EXHIBIT 4.2


                            EXECUTIVE TELECARD, LTD.


                                 Promissory Note


                                                              New York, New York

                                                                   June 17, 1999


         Executive TeleCard, Ltd., a Delaware corporation (the "Maker"), for value received, promises to pay, subject to the terms and conditions of this Note, to American United Global, Inc. (the "Holder"), the principal sum of Five Hundred Thousand ($500,000) with simple interest on the outstanding unpaid principal amount accruing from the date hereof until this Note is paid in full, at the rate of interest for each month equal to the prime rate of interest for such month at the bank where the Maker maintains its principal bank account, or if there is no such bank, at the average of the prime rates of the three largest banks in the United States of America (the "Prime Rate"). All interest payment calculations required hereunder shall be computed on the basis of the actual number of days elapsed over a year comprised of 365 days.

     1.  Payments

         1.1 Principal (and any accrued but unpaid interest) shall be due and payable (1) commencing on September 1, 1999 in twelve (12) equal monthly installments or (2) in full on the first date (subsequent to the date hereof) on which (x) the Maker receives in any transaction or series of transaction any equity or debt financing of at least fifty million dollars ($50,000,000) or (y) the Vogo Networks LLC subsidiary of the Maker receives in any transaction or series of transaction any equity or debt financing of at least five million dollars ($5,000,000)

         1.2 Payments of principal and interest of this Note shall be made to the Holder at American United Global, Inc., c/o Gersten, Savage & Kaplowitz LLP, 101 E. 52nd Street, New York, NY 10022 or such other place or places within the United States as may be specified by the Holder of this Note in a written notice to the Maker at least 10 business days before a given payment date.

         1.3 Payments of principal and interest on this Note shall be made in lawful money of the United States of America by mailing the Maker's good check in the proper amount to such Holder to arrive prior to or on the due date of such


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payment or  otherwise  transferring funds so as to be received by such Holder on the due date of such payment. Interest payment shall be made monthly.

         1.4 If any payment on this Note becomes due and payable on a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, the maturity thereof shall be extended to the next succeeding business day, and no interest on the principal amount shall be payable during such extension.

         1.5 In no event shall the amount of interest due or payable hereunder exceed the maximum rate of interest allowable by applicable law, and in the event any such payment is inadvertently paid by the Maker, or inadvertently received by the Holder, then such excess shall be credited as a payment of principal. It is the express intent hereof that the Maker not pay, and the Holder not receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be legally paid by the Maker under applicable law.

      2. Security.

             The principal and interest payments under this Note shall be secured by, and the Maker will cause Vogo at the Closing (as defined in the Asset Purchase Agreement dated July 10, 1998, as amended, to which Maker and the Holder are parties) to grant a security interest in, all chattels, assets and property being acquired by Vogo Networks LLC ("Vogo") at the Closing (as generally described in Exhibit A), wherever located, and all products and proceeds thereof. This security interest will be granted to the Holder to secure the payment of the indebtedness evidenced by this Note (including all renewals, extensions and modifications thereof).

      3. Subordination of Note

             The principal and all interest due under this Note shall be subordinated in all respects to the debt obligations of the Maker and Vogo set forth on Exhibit B; provided, however, that such subordination shall not prevent this Note from becoming fully due and payable under Section 1.1 of this Note.

      4. Subordination of Security Interest

             The security interest granted under this Note shall not be a first priority security interest, but shall be (1) subordinated in all respects to security interests granted (previously or in the future) with respect to (i) the obligations described in paragraphs 1 and 2 of Exhibit B and (ii) the obligations being assumed by Vogo at the Closing under the Asset Purchase Agreement dated July 10, 1998, as amended, to which Maker and the Holder are parties, and any interest, penalties or

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other amounts which may accrue thereon,  and (2) pari passu in all respects with security interests granted in connection with future indebtedness of Vogo; provided, however, that such subordination or pari passu treatment shall not prevent this Note from becoming fully due and payable under Section 1.1 of this Note.

      5. Reduction and Cancellation of Note.

         5.1 If the Holder shall fail to make payment under the AUGI Note (as defined in the Asset Purchase Agreement dated July 10, 1998, as amended) the principal balance under this Note shall be reduced by $200,000, and all interest accrued on such $200,000 shall be rescinded and cease to be accrued.

         5.2 Upon payment in full in accordance with Section 1 hereof of all outstanding obligations under this Note, the Maker's obligations in respect of payment of this Note shall terminate and the Holder shall surrender this Note to the Maker.

         6. Events of Default.

            In the event that:

            (a) Maker defaults for more than five (5) business days after receipt of written notice of failure to make any payment required to be made on this Note or any other note issued by the Maker in favor of the Holder; or

            (b)  The Maker: (i)  commences  any case, proceeding or other action
(1) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to the Maker, or seeking to adjudicate the Maker a bankrupt or insolvent, or seeking reorganization, arrangement, composition or other relief with respect to the Maker or its debts or (2) seeking appointment of a receiver, trustee, custodian or other similar official for the Maker or for all or any substantial part of the Maker's assets, or shall make a general assignment for the benefit of its creditors; or (ii) is the debtor named in any other case, proceeding or other action of a nature referred to in clause (i) above which (1) results in the entry of an order for relief or any such adjudication or appointment or (2) remains undismissed, undischarged or unbonded for a period of thirty (30) days; or (iii) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the facts set forth in clause (i) or
(ii) above; or (iv) shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; then, and in any such event (an "Event of Default"), and at any time thereafter, the Holder of this Note may, by written notice to the Maker, declare this Note due and payable, whereupon this Note shall be due and payable

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without  presentment, demand,  protest or other notice of any kind, all of which are hereby  expressly waived.

     7.  Miscellaneous.

         7.1 Upon receipt of evidence reasonably satisfactory to the Maker of the loss, theft, destruction or mutilation of this Note and of a letter of indemnity reasonably satisfactory to the Maker and upon surrender or cancellation of the Note, if mutilated, the Maker will make and deliver a new Note of like tenor in lieu of such lost, stolen, destroyed or mutilated Note.

         7.2 This Note and the rights and obligations of the Maker and any Holder hereunder shall be construed in accordance with and be governed by the internal laws of the State of New York.

         7.3 Time is of the essence of this Note. If any provisions of this Note or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Note and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

         7.4 All notices to be given under this Note shall be mailed by first class mail, postage prepaid, or telegraphed or telexed with confirmation of receipt or delivered by hand or by overnight delivery service:

         i.  If to the Maker, at:

         Executive Telecard, Ltd.
         2000 Pennsylvania Avenue, N.W.
         Washington, DC 20006

         ii.  if to the Holder at the address set forth in Section 1.2.

or at such other address as it may have furnished in writing to the other party. Any notice so addressed, when mailed by registered or certified mail shall be deemed to be given three days after so mailed, when telegraphed or telexed shall be deemed to be given when transmitted, or when delivered by hand or overnight shall be deemed to be given when delivered.


                            [Signature on next page]


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         IN WITNESS WHEREOF,  the Maker has executed this Note as of the day and year first above written.


                                          EXECUTIVE TELECARD, LTD.




                                          By:______________________________
                                          Name:____________________________
                                          Title:___________________________












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